Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

July 26, 2019

Board of Directors

Equifax Inc.

1550 Peachtree Street, N.W.

Atlanta, GA 30309

Ladies and Gentlemen:

We are acting as counsel to Equifax Inc., a Georgia corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of an indeterminate amount of one or more series of the following securities of the Company: (i) debt securities (the “Debt Securities”), (ii) shares of preferred stock, $0.01 par value per share (the “Preferred Shares”), (iii) shares of common stock, $1.25 par value per share (the “Common Shares”), (iv) warrants to purchase Debt Securities (the “Debt Warrants”); (v) warrants to purchase Preferred Shares (the “Preferred Stock Warrants”); and (vi) warrants to purchase Common Shares (the “Common Stock Warrants” and, together with the Debt Securities, Preferred Shares, Common Shares, Debt Warrants and Preferred Stock Warrants, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar Zagreb. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

Board of Directors Equifax Inc.	- 2 -	July 26, 2019

applicable Georgia corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities will be issued pursuant to the Indenture dated as of May 12, 2016, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), filed as Exhibit 4.3 to the Registration Statement and as amended or supplemented from time to time in accordance with its terms (the “Indenture”); (iv) any Debt Warrants will be issued under one or more debt warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (v) any Preferred Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vi) any Common Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vii) prior to any issuance of Preferred Shares, appropriate articles of amendment will be accepted for record by the Secretary of State of the State of Georgia; (viii) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (ix) the Company will remain a Georgia corporation.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the Indenture and under the warrant agreement for any Debt Warrants, Preferred Stock Warrants or Common Stock Warrants, namely, the Trustee or the warrant agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by the Indenture or such warrant agreement, as applicable; that the Indenture or such warrant agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under the Indenture or such warrant agreement, as applicable, with all applicable laws, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under the Indenture or such warrant agreement, as applicable.

This opinion letter is based as to matters of law solely on the applicable provisions of laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules or regulations may have on the opinion expressed herein). Insofar as the opinions expressed herein relate to or are dependent upon matters governed by Georgia law, we have relied, without independent investigation, upon, and our opinions expressed herein are subject to all of the qualifications, assumptions and limitations expressed in, the opinion dated July 26, 2019 of John J. Kelley III, Chief Legal Officer of the Company, filed as Exhibit 5.2 to the Registration Statement.

Board of Directors Equifax Inc.	- 3 -	July 26, 2019

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Debt Securities (including any Debt Securities duly issued upon the exercise of Debt Warrants), upon authentication by the Trustee and due execution and delivery on behalf of the Company in accordance with the Indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Company.

(b) The Preferred Shares (including any Preferred Shares that are duly issued upon the exercise of Preferred Stock Warrants and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(c) The Common Shares (including any Common Shares duly issued upon the exchange or conversion of Debt Securities or Preferred Shares that are exchangeable for or convertible into Common Shares or upon the exercise of Common Stock Warrants and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(d) The Debt Warrants, upon due execution and delivery of a debt warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Debt Warrants by such warrant agent, and upon due execution and delivery of the Debt Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(e) The Preferred Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Preferred Stock Warrants by such warrant agent, and upon due execution and delivery of the Preferred Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(f) The Common Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Common Stock Warrants by such warrant agent, and upon due execution and delivery of the Common Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

The opinions expressed in Paragraphs (a), (d), (e) and (f) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

Board of Directors Equifax Inc.	- 4 -	July 26, 2019

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

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